EXHIBIT 3.1

AMENDED CERTIFICATE OF FORMATION

OF

IMPERIAL SUGAR COMPANY

ARTICLE I

The name of the corporation is IMPERIAL SUGAR COMPANY (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Texas is located at 211 East 7th Street, Suite 620, Austin, Texas 78701-3218. The name of the Corporation's registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, which shares of common stock shall have no par value.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation.

The current Board of Directors, and the name and address of each, is set forth below:

NAME	ADDRESS
Paul Akroyd	40 Danbury Rd. Wilton, Connecticut 06897
Robert G. Eckert	40 Danbury Rd. Wilton, Connecticut 06897
Michael A. Gorrell	40 Danbury Rd. Wilton, Connecticut 06897
H. Thomas Hayden, Jr.	40 Danbury Rd. Wilton, Connecticut 06897
Jan-Mikeal Mörn	40 Danbury Rd. Wilton, Connecticut 06897
David S. Rossen	40 Danbury Rd. Wilton, Connecticut 06897

ARTICLE VI

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for:

(1)	a breach of a director’s duty of loyalty to the Corporation or its shareholders;

(2)	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3)	a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4)	an act or omission for which the liability of a director is expressly provided for by statute; or

(5)	an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

Meetings of the shareholders and the board of directors may be held within or outside of the State of Texas, and may be held by means of telephone conference or as otherwise set forth in the bylaws of the Corporation or permitted by applicable law. The books of the Corporation may be kept (subject to applicable law) within or outside of the State of Texas at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Any action required by statute to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by applicable law (including, without limitation, the Texas Business Organizations Code), the board of directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of the Corporation which shall govern to the extent not inconsistent with applicable law or the Articles of Incorporation of the Corporation.

ARTICLE IX

Subject to the limitations expressly provided for by applicable law (including, without limitation, the Texas Business Organizations Code), the Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation of the Corporation in the manner now or hereafter prescribed by applicable law, and all rights conferred upon shareholders herein are granted subject to this reservation.